EXHIBIT 10.13

DEFERRED COMPENSATION PLAN

Federal Home Loan Bank of San Francisco

(Restated as of February 1, 2001)

DEFERRED COMPENSATION PLAN

Federal Home Loan Bank of San Francisco

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3.02 Tier I Stated Deferrals	5
3.03 Tier II Stated Deferral	6
3.04 Election Choices	6
3.05 Election to Defer Irrevocable; Exceptions	6

Article 4. Company Supplemental Pension Benefits and Company Contributions	6

4.01 Company Supplemental Pension Benefits	6
4.02 Company Contributions	7
4.03 Life Insurance and Annuity	7
4.04 Company Supplemental Pension Benefit Statement.	7

Article 5. Participant Benefit Account and Vesting	8

5.01 Benefit Account	8
5.02 Statement of Account	9
5.03 Vesting of Benefit Account	9

Article 6. Payment of Benefits	9

6.01 Payment of Company Supplemental Pension Benefits	9
6.02 Tier I Benefits Upon Normal Retirement	9
6.03 Tier I Benefits Upon Early Retirement	10
6.04 Tier I Pre-Retirement Survivor Benefit	10
6.05 Tier I Post-Retirement Survivor Benefit	10
6.06 Payment of Tier II Benefits	11
6.07 Tier II Benefits upon Termination of Employment	11
6.08 Tier II Benefits Upon Death	11
6.09 Hardship Distribution	12
6.10 Company Obligations and Source of Payments	12

Article 7. Administration of the Plan	12

7.01 Retirement Committee.	12
7.02 Advisors to the Retirement Committee; Reports to the Board of Directors.	13
7.03 Membership of the Retirement Committee	13
7.04 Retirement Committee Procedures.	14
7.05 Expenses of the Retirement Committee	14
7.06 Claims for Benefits	14

Article 8. Miscellaneous	15

8.01 Employment Not Guaranteed by Plan	15
8.02 Amendment and Termination	15
8.03 Assignment of Benefits	15
8.04 Facility of Payment	16
8.05 Disposition of Unclaimed Payments	16

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8.06 Taxes	17
8.07 Independence of Benefits	17
8.08 Governing Law	17
8.09 Form of Communication	17
8.10 Severability	17
8.11 Binding Agreement	17
8.12 Gender; Singular and Plural.	18
8.13 Captions	18
8.14 Responsibility and Indemnification of Retirement Committee Members	18

APPENDIX A	19
APPENDIX B	20
APPENDIX C	21

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DEFERRED COMPENSATION PLAN

Federal Home Loan Bank of San Francisco

(Restated as of February 1, 2001)

Federal Home Loan Bank of San Francisco, incorporated under the laws of the United States (the “Company”), first established a Deferred Compensation Plan (the “Plan”) effective as of the first day of November 1986. The Company intends to provide, under this Plan, certain of its key management employees and directors with benefits upon retirement, death, disability or other termination of employment, for the purpose of promoting in its key management employees and directors the strongest interest in the successful operation of the Company and to induce such persons to remain in the employ of the Company.

Effective as of January 1, 1996, the Company withdrew from the Financial Institutions Retirement Fund and established the Federal Home Loan Bank of San Francisco Cash Balance Plan and the Federal Home Loan Bank of San Francisco Savings Plan.

The provisions of this Restatement are effective as of February 1, 2001, except for the changes designed to reflect the establishment of the Federal Home Loan Bank of San Francisco Cash Balance Plan and the Federal Home Loan Bank of San Francisco Savings Plan, which are effective as of January 1, 1996.

Article 1. Definitions

1.01 Adoption Agreement shall mean a written agreement between a Participant and the Company, whereby a Participant agrees to defer a portion of his Compensation pursuant to the provisions of the Plan, and the Company agrees to make benefits payments in accordance with the provisions of the Plan. The Adoption Agreement may include and incorporate a salary reduction or fee deferral request signed by the Participant; and the Adoption Agreement will be effective as of the date of the withholding request.

1.02 Beneficiary shall mean any person, persons or entities designated by a Participant to receive benefits hereunder upon the death of such Participant. Each Participant shall file with the Company a designation of Beneficiary and contingent Beneficiary to whom the Participant’s interest under the Plan shall be paid in the event of the Participant’s death. The initial designation of Beneficiary shall be made in the Participant’s Adoption Agreement. Such designation may be changed by the Participant at any time and without the consent of any previously designated Beneficiary. In the absence of any effective Beneficiary designation as to any portion of a Participant’s interest under the Plan, such amount shall be paid to the Participant’s personal representative, but if the Company believes that none has been appointed within six months after the Participant’s death, the Company may direct that such amount shall not be paid until a personal representative has been appointed or may direct that such amount be paid to the Participant’s surviving spouse, or if there is none, to the Participant’s surviving children and issue of deceased children by right of representation, or if there be none, the Participant’s surviving parents and if none, according to the laws of descent and distribution of the State of California.

1.03 Benefit Account shall mean the account(s) maintained on the books of the Company for each Participant pursuant to Section 5.01 hereof.

1.04 Cash Balance Plan shall mean the Federal Home Loan Bank of San Francisco Cash Balance Plan, a qualified pension plan and tax-exempt trust under section 401(a) and 501(a) of the IRC.

1.05 Company Contributions shall mean the contributions made by the Company pursuant to Section 4.02.

1.06 Company Supplemental Pension Benefit shall mean the benefit described in and payable pursuant to Section 4.01.

1.07 Compensation shall mean the base salary and other wages, bonuses, commissions, overtime pay, shift premiums, vacation accruals, and other taxable remuneration payable by the Company to an Executive Employee for services rendered to the Company, including fees paid to directors of the Company, for the Plan Year or other period taken into account in making the determination. Compensation shall not include employee expense reimbursements and allowances, and contributions made by the Company under the Plan, moving expenses, fringe benefits, payments made by the Company for group insurance, hospitalization, disability and like benefits, or contributions made by the Company under or distribution from any other employee benefits plan the Company maintains. Any deferred compensation payments under this Plan as well as any amounts deferred shall not be deemed salary or other remuneration to the Participant eligible for computation of benefits to which he may be entitled under the Cash Balance Plan, the Savings Plan, the Fund, the Thrift Plan or the Federal Home Loan Bank of San Francisco Benefit Equalization Plan, or any other qualified or nonqualified retirement plan of the Company for the benefit of its employees.

1.08 Deferral Period shall mean the period of time during which Compensation is being deferred pursuant to the Participant’s Adoption Agreement and Article 3 of the Plan.

1.09 Early Retirement Age shall mean age 45.

1.10 Early Retirement Date shall mean the first day of the month coincident with or next following the date a Participant attains Early Retirement Age.

1.11 Executive Employees shall mean (i) all officers of the Company, including corporate and functional officers, (ii) all directors of the Company and (iii) any other individual who is designated as an Executive Employee by the Retirement Committee or the board of directors of the Company in its sole discretion. A person designated as an Executive Employee shall remain so until such designation is revoked by the board of directors of the Company or the Retirement Committee, in its sole discretion.

1.12 Fund means the Financial Institutions Retirement Fund, a qualified and tax exempt pension plan and trust under sections 401(a) and 501(a) of the IRC.

1.13 Hardship shall mean an unforeseen financial emergency suffered by a Participant. The financial emergency must be beyond the Participant’s control and must be of sufficient magnitude to cause the Participant great hardship if early withdrawal of the Participant’s benefits were not allowed or if a change in Participant’s Stated Deferral was not allowed. Any early withdrawal by reason of Hardship shall be limited to the amount necessary to meet the financial emergency.

1.14 IRC means the Internal Revenue Code of 1986, as amended.

1.15 Normal Retirement Age shall mean age 65.

1.16 Participant shall mean an Executive Employee of the Company who has completed an Adoption Agreement.

1.17 Plan Year shall mean the twelve-month period on which the plan records are kept, which shall begin on January 1 of one year and end on December 31 of the same year, except the initial Plan Year shall be a short Plan Year from November 1, 1986 through December 31, 1986.

1.18 Retirement shall mean an Executive Employee’s Termination of Employment after reaching Early or Normal Retirement Age, or, in the case of a director, the termination of his membership on the Board, irrespective of age. “Normal Retirement” shall mean Retirement at or after Normal Retirement Age and “Early Retirement” shall mean Retirement at or after Early Retirement Age but before Normal Retirement Age. (The terms “Normal Retirement” and “Early Retirement” are not relevant to individuals who qualify as an Executive Employee solely because of their status as a member of the board of directors of the Company.)

1.19 Retirement Committee shall mean the committee appointed pursuant to Article 7 of the Plan.

1.20 Savings Plan means the Federal Home Loan of San Francisco Savings Plan, a qualified defined contribution plan and tax-exempt trust under sections 401(a) and 501(a) of the IRC.

1.21 Stated Deferral shall mean the amount of Compensation the Participant agrees to defer in the Adoption Agreement.

1.22 Termination of Employment shall mean the Participant’s ceasing to be employed by the Company, and in the case of a director, ceasing to be a member of the Company’s board of directors, as applicable, for any reason whatsoever, voluntary or involuntary, including by reason of death. However, the employment of a Participant shall not be deemed to be terminated by reason of an approved leave of absence granted by the Company in accordance with its policies and procedures.

1.23 Thrift Plan means the Financial Institutions Thrift Plan, a qualified defined contribution plan and tax-exempt trust under sections 401(a) and 501(a) of the IRC, as adopted by the Company.

Article 2. Eligibility and Participation

2.01 Enrollment Procedures. Executive Employees may enroll in the Plan by (1) entering into an Adoption Agreement with the Company, which shall specify the amount of deferral and type of benefit under this Plan that will be provided for such Executive Employee, and (2) completing such other forms and furnishing such other information as the Company may reasonably require.

2.02 Enrollment Time Period. To participate in the Plan during the Plan Year in which an Executive Employee first qualifies as such, he must execute the Adoption Agreement within forty-five (45) days after he becomes an Executive Employee. Otherwise, the Adoption Agreement must be executed no later than the December 31 preceding the January 1 of the Plan Year in which the Agreement is to be effective.

2.03 Failure of Eligibility. A Participant shall cease to be a Participant at Termination of Employment or, if earlier, when the Participant ceases to qualify as an Executive Employee (unless the Participant qualifies for the payment of benefits set forth in Article 6). A person who ceases to be a Participant during a Plan Year will have no further right to defer Compensation during the Deferral Period.

Article 3. Participant Compensation Deferral

3.01 Procedure for Deferral. The Executive Employee may make an initial election to defer a portion of his Compensation earned and payable on or after the date of such election and before the commencement of the pay period in which the election becomes effective by executing the Adoption Agreement described in Section 2.01. The Adoption Agreement shall set forth the Executive Employee’s Stated Deferral. After the initial Stated Deferral, such election shall be made on a separate document provided by the Company for that purpose. The amount deferred shall be subtracted from the Compensation otherwise payable to the Participant during the year of deferral. Unless otherwise permitted by the Company under Section 3.05 of the Plan, the deferral specified in the Adoption Agreement shall be credited under this Plan, and the Participant’s Compensation shall be correspondingly reduced.

3.02 Tier I Stated Deferrals. Prior to November 1, 1992, Participants in this Plan had the ability to reduce their salaries and to have fixed monthly annuity amounts become payable at retirement (“Tier I Stated Deferrals”). As of November 1, 1992, all such Tier I deferrals ceased, and the amount of retirement benefit that is payable at Normal Retirement Age in respect of Tier I Stated Deferrals was preserved, without increase, to be paid to each Participant thereto entitled in accordance with the provisions of Article 6. The benefits attributable to Tier I Stated Deferrals of Participants who retired or terminated employment prior to November 1, 1992 shall be administered based upon the provisions of this Plan as in effect from time to time prior to November 1, 1992.

3.03 Tier II Stated Deferral. “Tier II Stated Deferrals” are a Participant’s voluntary deferrals after October 31, 1992.

3.04 Election Choices. At the time that a Participant elects to defer a portion of his Compensation, the Participant shall select on a form prescribed by the Company one or more mutual funds or other investment choices from a list provided to the Participant by the Company. The value of the selected investments shall determine the value of the Participant’s Benefit Account as of any given date. The Participant may change his selected investments prospectively at such times and with such frequency as the Company shall prescribe.

3.05 Election to Defer Irrevocable; Exceptions. Except as otherwise provided herein, a Participant’s election to defer Compensation shall be irrevocable except for prospective changes allowed prior to each January 1. The Retirement Committee or its designee, in its sole discretion, upon demonstration of Hardship by the Participant, may permit subsequent reduction or suspension on a date other than January 1 of a Participant’s deferral election. A request to alter the amount of Compensation deferred shall be submitted by a Participant in writing to the Company. The application shall set forth in detail the reasons for the requested reduction. The Participant’s benefits under the Plan shall be adjusted to reflect the reduced deferral.

Article 4. Company Supplemental Pension Benefits and Company Contributions

4.01 Company Supplemental Pension Benefits. The Company shall provide to each Participant a Company Supplemental Pension Benefit in an amount equal to the additional benefit, if any, that would have been payable under the Cash Balance Plan or the Fund, as applicable, if the Participant had not reduced his Compensation for that Plan Year by Tier I and Tier II Stated Deferrals. The Company Supplemental Pension Benefit will vest within the same time periods as prescribed in the Cash Balance Plan or the Fund, as applicable.

4.02 Company Contributions. For each Plan Year, the Company shall credit to each Participant’s Benefit Account an amount equal to the additional matching contribution the Company would have contributed to the Savings Plan or the Thrift Plan on behalf of the Participant if the Participant had not reduced his Compensation for that Plan Year by Tier I or Tier II Stated Deferrals.

4.03 Life Insurance and Annuity. The Company in its sole discretion may apply for and procure as owner and for its own benefit, insurance and annuities on the life of a Participant in such amounts and in such forms as the Company may choose. The Participant shall have no interest whatsoever in any such policy or policies, but at the request of the Company shall submit to medical examinations and shall accurately and truthfully supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance. The Company shall be under no obligation to provide the benefits in Article 6 of this Plan attributable to Tier I Stated Deferrals if the Participant fails to comply with these provisions or if the Participant fails to qualify for insurance at standard rates. Any insurance policy and annuity acquired by or held by the Company in connection with the liabilities assumed by it pursuant to the Plan shall not be deemed to be held under any trust for the benefit of the Participant, the Participant’s beneficiary or estate, or to be security for the performance of the obligations of the Company but shall be and remain, a general, unpledged and unrestricted asset of the Company.

4.04 Company Supplemental Pension Benefit Statement. The Company shall provide to each Participant no less frequently than annually a statement in such form as the Company deems desirable setting forth the Participant’s Company Supplemental Pension Benefit.

Article 5. Participant Benefit Account and Vesting

5.01 Benefit Account. The Company shall establish a Benefit Account on its books for each Participant. A Participant’s Benefit Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan attributable to the Participant’s Tier II Stated Deferrals and the Company Contributions related thereto. A Participant’s Benefit Account shall not constitute or be treated as a trust fund of any kind for the benefit of the Participant, the Participant’s Beneficiary or estate, or to be security for the performance of obligations of the Company but shall be and remain a general, unpledged and unrestricted asset of the Company. All benefits payable under this Plan shall be paid as they become due and payable by the Company out of its general assets. The Company shall credit to and/or debit from each Participant’s Benefit Account, as applicable, the following amounts at the times specified:

(a)(i) The Participant’s Tier II Stated Deferrals, credited as of the date the Participant would otherwise have received such Stated Deferrals as Compensation. The Company shall deduct any amounts it is required to withhold under any state, federal or local law for taxes or other charges from the Participant’s Tier II Stated Deferrals.

(ii) The Company Contributions related to the Participant’s Tier I or Tier II Stated Deferrals, credited as of the date when a matching contribution otherwise would have been allocated to the Participant’s account under the Savings Plan or the Thrift Plan, as applicable.

(b) Each Benefit Account shall be revalued daily to be credited or debited with investment earnings, gains and losses based upon (i) for periods prior to the date when Participants were first permitted to make investment elections under the Plan, the investment yield specified pursuant to the terms of the Plan as in effect from time to time, and (ii) for periods after that date and until the Benefit Account has been fully distributed to a Participant or to the Beneficiary or Beneficiaries designated by the Participant in writing, the performance of the investment funds selected by the Participant from time to time pursuant to Section 3.04.

(c) Each Benefit Account shall be debited as of the date of distribution by the amount of any distribution made from such Benefit Account.

5.02 Statement of Account. The Company shall provide to each Participant a quarterly statement in such form as the Company deems desirable setting forth the balance in the Participant’s Benefit Account.

5.03 Vesting of Benefit Account. All amounts credited to a Participant’s Benefit Account shall be one hundred percent (100%) vested at all times.

Article 6. Payment of Benefits

6.01 Payment of Company Supplemental Pension Benefits. Any provision of the Plan to the contrary notwithstanding, the Company Supplemental Pension Benefits payable pursuant to Section 4.01 shall be paid in the same form and at the same time as the Participant’s related benefits under the Cash Balance Plan or the Fund, as applicable.

6.02 Tier I Benefits Upon Normal Retirement. The Participant’s Tier I Stated Deferrals and Company Contributions related thereto shall provide a monthly benefit at retirement in the amount indicated in the Adoption Agreement for each Participant for each $1,000 of annual deferral (the “Tier I Multiple”). The monthly benefit at retirement for each $1,000 of annual deferral is based on the same Tier I Multiple, if the Participant’s rate of Tier I Stated Deferrals remained the same or decreased during the period the Participant made Tier I Stated Deferrals. If the Participant’s rate of Tier I Stated Deferrals was increased during such period, the Tier I Multiple is the factor set forth in Appendix A to the Plan for the age of the Participant at the end of the Plan Year in which the increase occurred. The accumulated sum of the monthly benefits for each year of deferral will determine the retirement benefit at Normal Retirement. The Company may not retroactively change the applicable Tier I Multiple for Tier I Stated Deferrals once a Plan Year has commenced. Normal Retirement benefits attributable to the Participant’s Tier I stated Deferrals and Company Contributions related thereto shall be payable to the Participant for his life commencing on the first day of the month following the date the Participant attains Normal Retirement Age.

6.03 Tier I Benefits Upon Early Retirement. A Participant terminating employment prior to age 65 may elect to receive benefits at Normal Retirement as provided for in Section 6.02. If the Participant elects to receive Early Retirement benefits on any date after age 45, but prior to age 65, the Participant’s Tier I Stated Deferrals and Company Contributions attributable thereto will provide a reduced benefit payable to the Participant commencing the month following the date elected for Early Retirement. The reduced benefit is based upon a percentage of the accumulated sum of the monthly benefits projected to age 65 payable for life, with a minimum of 180 monthly payments. The percentage upon which the reduced benefit shall be calculated is set forth in the table attached hereto as Appendix B.

6.04 Tier I Pre-Retirement Survivor Benefit. If the Participant dies before commencement of benefits while this Plan is in force and while employed by the Company, the Participant’s Tier I Stated Deferrals and Company Contributions attributable thereto shall provide a monthly benefit for a period of 180 months payable to the Participant’s Beneficiary. The benefit will be calculated based upon monthly survival factors as set forth in the table attached hereto as Appendix C, not to exceed the Participant’s Compensation for the calendar year prior to his death. The benefit calculation will be based upon the initial amount set forth in the Adoption Agreement for each $1,000 of average Tier I Stated Deferrals. The average shall be determined by taking the total of all of the Participant’s Tier I Stated Deferrals at the end of each Plan Year prior to 1993 and dividing it by the total number of Plan Years from the date of execution of the Adoption Agreement through the earlier of the date of the Participant’s death or January 1, 1993.

6.05 Tier I Post-Retirement Survivor Benefit. If the Participant dies while receiving Normal Retirement or Early Retirement benefits herein described before he has received 180 monthly payments, the balance of such monthly payments shall be paid to the Participant’s Beneficiary as they accrue.

6.06 Payment of Tier II Benefits. The portion of a Participant’s Benefit Account attributable to Tier II Stated Deferrals and Company Contributions related thereto shall be paid at the time or times specified in the Participant’s Tier II Stated Deferral election, except as provided below or in Sections 6.07 or 6.08. Such election may provide for distribution in from one to ten installments commencing at retirement or other termination of service or on a specific date (including a date that occurs while the Participant is actively employed by the Company) not later than the date the Participant attains age 70 1/2. Such distribution is available no sooner than one year after the close of the Deferral Period. A Participant may elect up to five different payout schedules with respect to Tier II Stated Deferrals. A Participant may elect to change all or any previously elected payout schedule by filing a written election with the Company. No payments shall be made pursuant to the Participant’s written election of a revised payout schedule before twelve months after the date the written election is received by the Company; provided, however, that at any time a Participant may elect to receive an immediate lump sum payment of 90% of the value of his Benefit Account attributable to Tier II Stated Deferrals and Company Contributions related thereto. In such case, the remaining 10% of the value of that portion of the Participant’s Benefit Account shall be forfeited and the Participant shall have no further right to receive any benefits under the Plan attributable to the portion of the Participant’s Benefit Account so forfeited.

6.07 Tier II Benefits upon Termination of Employment. In the event of Termination of Employment, whether voluntary or involuntary, prior to a Participant’s Early or Normal Retirement Age or death, the Participant shall receive a distribution of the portion of the Participant’s Benefit Account attributable to Tier II Stated Deferrals and the Company Contributions related thereto as a lump sum payment within ninety (90) days following Termination of Employment.

6.08 Tier II Benefits Upon Death. In the event of a Participant’s death prior to the distribution of his entire Benefit Account, the remaining balance in the Participant’s Benefit Account shall be distributed to the Beneficiary or Beneficiaries of the Participant. Within 90

days after the death of the Participant, the Beneficiary may make any election that the Participant could have made when enrolling in the Plan as to the form and time of distribution. If no such election is made within such 90-day period, the Beneficiary shall receive payment in the form and at the time elected by the Participant; provided, however, that at any time the Beneficiary may elect to receive an immediate lump sum payment of 90% of the value of the Participant’s Benefit Account. In such case, the remaining 10% of the value of the Participant’s Benefit Account shall be forfeited and the Participant shall have no further right to receive any benefits under the Plan attributable to the portion of the Participant’s Benefit Account so forfeited.

6.09 Hardship Distribution. The Retirement Committee or its designee, in its sole discretion, upon finding that the Participant has suffered a Hardship or is suffering a Hardship, may distribute to such Participant all or a portion of his Tier I Stated Deferrals or the balance in the Participant’s Benefit Account.

6.10 Company Obligations and Source of Payments. All benefits payable under this Plan shall be paid as they become due and payable by the Company out of its general assets. Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of the Participants or create any fiduciary relationship between the Company or the Retirement Committee and the Participants or their Beneficiaries. To the extent that any person acquires a right to receive benefits under this Plan, such rights shall be no greater than the right of any unsecured general creditor of the Company.

Article 7. Administration of the Plan

7.01 Retirement Committee. The Plan shall be administered by the Retirement Committee, as appointed by the Company’s board of directors. Subject to those powers which the Board has reserved as described in Article 7 below, the Retirement Committee has general authority over, and responsibility for, the administration of the Plan. The Retirement Committee shall have full power, authority and discretion to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and the calculation of the amount of benefits payable thereunder, and to review claims for benefits under the Plan. The Retirement Committee’s interpretations and constructions of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes.

7.02 Advisors to the Retirement Committee; Reports to the Board of Directors. If the Retirement Committee deems it advisable, it shall arrange for the engagement of an actuary, legal counsel and certified public accountants (who may be counsel or accountants for the Company), and other consultants, and make use of agents and clerical or other personnel, for purposes of the Plan. The Retirement Committee may rely upon the written opinions of the actuary, counsel and accountants, and upon any information supplied by the Cash Balance Plan, the Fund, the Savings Plan or the Thrift Plan; and delegate to any agent or to any subcommittee or Retirement Committee member its authority to perform any act hereunder, including without limitation those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Retirement Committee. The Retirement Committee shall report to the Board of Directors, or to a committee designated by the Board of Directors, at such intervals as shall be specified by the Board of Directors or such designated committee, with regard to the matters for which it is responsible under the Plan.

7.03 Membership of the Retirement Committee. The Retirement Committee shall consist of at least three individuals, each of whom shall be appointed by the Board of Directors. The Board of Directors may remove any member of the Retirement Committee at any time and for any reason with or without advance written notice. Vacancies in the Retirement Committee arising by resignation, death, removal or otherwise shall be filled by the Board of Directors. Any Retirement Committee member may resign by delivering his written resignation to the Retirement Committee no later than 15 days before the effective date of the resignation. No Retirement Committee member shall be entitled to act on or decide any matters relating solely to such Retirement Committee member as a Participant or any of his rights or benefits under the Plan. The Retirement Committee members shall not receive any special compensation for serving in such capacity but shall be reimbursed for any reasonable expenses actually incurred in connection therewith. No bond or other security is required of the Retirement Committee or any member thereof in any jurisdiction.

7.04 Retirement Committee Procedures. The Retirement Committee shall elect or designate one of its own members as Chairman, establish its own procedures and the time and place for its meetings and provide for the keeping of minutes of all meetings. A majority of the members of the Retirement Committee shall constitute a quorum for the transaction of business by the Retirement Committee. Any action of the Retirement Committee may be taken upon the affirmative vote of a majority of the members at a meeting or, at the direction of its Chairman, without a meeting by mail or telephone, provided that all of the Retirement Committee members are informed in writing of the matter to be voted upon. The Retirement Committee may establish procedures pursuant to which a Retirement Committee member may elect not to participate in a Retirement Committee proceeding in which such member has an interest.

7.05 Expenses of the Retirement Committee. All expenses incurred by the Retirement Committee in its administration of the Plan shall be paid by the Company.

7.06 Claims for Benefits. All claims for benefits under the Plan shall be submitted in writing to the Retirement Committee. Written notice of the decision on each claim shall be furnished with reasonable promptness to the Participant or his Beneficiary (the “claimant”). The claimant may request a review by the Retirement Committee of any decision denying the claim in whole or in part. Such request shall be made in writing and filed with the Retirement Committee within 30 days of such denial. A request for review shall contain all additional information which the claimant wishes the Retirement Committee to consider. The Retirement Committee may hold any hearing or conduct any independent investigation which it deems desirable to render its decision and the decision on review shall be made as soon as feasible after the Retirement Committee’s receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant. For all purposes under the Plan, such decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding, and conclusive on all interested persons as to all matters relating to the Plan.

Article 8. Miscellaneous

8.01 Employment Not Guaranteed by Plan. Neither the Plan nor any action taken under the Plan shall be construed as giving a Participant the right to be retained as an Executive Employee or as an employee of the Company for any period or abridging the Company’s right to dismiss at pleasure any Participant from its employ pursuant to 12 U.S.C. Section 1432.

8.02 Amendment and Termination. The Board of Directors of the Company, at any time, may amend, suspend or terminate the Plan in whole or in part without the consent of the Retirement Committee, any Participant, Beneficiary, or other person, provided that no amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any Participant, Beneficiary, or other person to benefits under the Plan which have accrued prior to the date of such action, as determined by the Committee in its sole discretion.

The Retirement Committee may adopt any amendment or take any other action which may be necessary or appropriate to facilitate the administration, management and interpretation of the Plan or to conform the Plan thereto, provided that any such amendment or action does not have a material effect on the then currently estimated cost to the Company of maintaining the Plan.

Upon termination of the Plan, no further benefits shall accrue under the Plan to any Participant. Unless the Board of Directors of the Company directs that the Participants’ benefits under the Plan shall be distributed immediately upon termination, the Plan shall remain in effect to the extent necessary and applicable until all Participants have received distributions of benefits under the Plan, at the time and in the manner determined pursuant to Article 6 above.

8.03 Assignment of Benefits. No Participant or Beneficiary shall have the right to assign, transfer, hypothecate, encumber or anticipate his interest in any benefits under this Plan, nor shall the benefits under this Plan be subject to any legal process to levy upon or attach the benefits for payment of any claim against the Participant or his Beneficiary. In the event of any attempted assignment or transfer, the Company shall have no further liability hereunder. The foregoing notwithstanding, in accordance with procedures that are established by the Retirement Committee (including procedures requiring prompt notification of the affected Participant and each alternate payee of the receipt by the Plan or the Company of a domestic relations order and its procedures for determining the qualified status of such order), a judicial order for purposes of enforcing family support obligations or pertaining to domestic relations (which orders do not alter the amount, timing or form of benefit other than to have it commence at the earliest permissible date) shall be honored by the Plan and the Company if the Retirement Committee or its designee determines that such order would constitute a qualified domestic relations order (within the meaning of IRC §414(p)) if the Plan were a qualified retirement plan under IRC §401(a).

8.04 Facility of Payment. If the Company finds that any person to whom any amount is or was payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment, or any part thereof, due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Company is so inclined, be paid to such person’s spouse, child, or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Company to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of the Plan and the Company therefor.

8.05 Disposition of Unclaimed Payments. Each Participant must file with the Company from time to time in writing his post office address and each change of post office address. The communication, statement or notice addressed to a Participant at the last post office address filed with the Company, or if no address is filed with the Company, then at the last post office address as shown on the Company records, will be binding upon Participant and his Beneficiaries for all purposes of the Plan. The Company shall not be required to search for or locate a Participant or his Beneficiary.

8.06 Taxes. The Company shall deduct from all payments made hereunder all applicable federal or state taxes required by law to be withheld from such payments.

8.07 Independence of Benefits. The benefits payable under this Plan shall be independent of, and in addition to, any other benefits provided by the Company and shall not be deemed salary or other remuneration by the Company for the purpose of computing benefits to which any Participant may be entitled under any other plan or arrangement of the Company.

8.08 Governing Law. This Plan is intended to constitute an unfunded Plan for a select group of employees and rights thereunder shall be construed according to the laws of the State of California, without giving effect to the choice of law principles thereof, and the laws of the United States, as applicable.

8.09 Form of Communication. Any election, application, claim, notice, designation, request, instruction or other communication required or permitted to be made by a Participant, Beneficiary or other person to the Company or the Retirement Committee shall be made in writing and in such form as the Company shall prescribe. Such communication shall be mailed by first class mail, postage pre-paid, or delivered to such location as the Company shall specify and shall be deemed to have been given and delivered only upon receipt thereof at such location.

8.10 Severability. The invalidity of any portion of this Plan shall not invalidate the remainder thereof, and said remainder shall continue in full force and effect.

8.11 Binding Agreement. The Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Participants and their Beneficiaries. The Plan shall also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Company, but nothing in the Plan shall preclude the Company from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Company thereunder.

The Company agrees that it will make appropriate provision for the preservation of the Participants’ rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization, or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of the Plan obligations of the Company, the term “Company” shall refer to such other organization and the Plan shall continue in full force and effect.

8.12 Gender; Singular and Plural. As used in the Plan, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, wherever appropriate.

8.13 Captions. The captions preceding the sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.

8.14 Responsibility and Indemnification of Retirement Committee Members. No Retirement Committee member shall be personally liable by reason of any instrument executed by him or on his behalf, or action taken by him, in his capacity as a Retirement Committee member acting in good faith and exercising reasonable care, nor for any mistake of judgment made in good faith. Retirement Committee members may be entitled to indemnification for certain costs, expenses and liabilities pursuant to the Federal Home Loan Bank of San Francisco Policy Regarding Indemnification of Directors, Officers and Employees Acting in Connection with Certain Employee Benefit Plans, as such Policy may be amended from time to time.

This Federal Home Loan Bank of San Francisco Deferred Compensation Plan amended and restated effective as of February 1, 2001, except as otherwise stated herein, is executed this 22nd day of May, 2001.

COMPANY:

FEDERAL HOME LOAN BANK OF SAN FRANCISCO
ATTEST:

/s/ Cynthia Theobald	By:	/s/ Dean Schultz
Secretary		Officer

	By:	/s/ Steven Honda
Officer

APPENDIX A

CURRENT AGE MONTHLY BENEFIT FACTOR PER $ 1,000 OF ADDITIONAL ANNUAL DEFERRALS

Current Age at Increase	@ 65 Monthly Retirement Factor
25	87.42
26	81.84
27	76.75
28	71.82
29	67.31
30	63.12
31	59.22
32	55.58
33	52.18
34	49.02
35	46.07
36	43.32
37	40.75
38	38.35
39	36.12
40	34.03
41	32.07
42	30.25
43	28.54
44	26.95
45	25.46
46	24.06
47	22.76
48	21.54
49	20.39
50	19.32
51	18.31
52	17.37
53	16.49
54	15.66
55	14.88
56	14.15
57	13.46
58	12.82
59	12.21
60	11.64
61	11.10
62	10.60
63	10.12
64	9.68

APPENDIX B

EARLY RETIREMENT MONTHLY BENEFIT REDUCTION PERCENTAGE

Restated July 1, 1991

Age at Early Retirement	Early Retirement Reduction Percentage
45	26.75%
46	28.40
47	30.20
48	32.00
49	34.08
50	36.20
51	38.47
52	40.85
53	43.40
54	46.23
55	49.17
56	52.25
57	55.75
58	59.50
59	63.40
60	67.75
61	72.50
62	77.75
63	83.50
64	90.00

APPENDIX C

CURRENT AGE MONTHLY SURVIVOR BENEFIT FACTOR PER $ 1,000 OF ANNUAL DEFERRALS

Age on Initial Entry	Monthly Survivor Benefit Factor
25	766.67
26	747.50
27	728.33
28	709.17
29	690.00
30	670.83
31	651.67
32	632.50
33	613.33
34	594.17
35	575.00
36	555.83
37	536.67
38	517.50
39	498.33
40	479.17
41	460.00
42	440.83
43	421.67
44	402.50
45	383.33
46	364.17
47	345.00
48	325.83
49	306.67
50	287.50
51	268.33
52	249.17
53	230.00
54	210.83
55	191.67
56	172.50
57	153.33
58	134.17
59	115.00
60	95.83
61	76.67
62	57.50
63	38.33
64	19.17

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